Independent Auditor’s Consent

We consent to the inclusion in this Annual Report of LianSheng Group Inc. (the “Company”) on Form 1-A of our report dated January 14, 2026, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to the financial statements of LianSheng Group Inc. of and for the years ended December 31, 2025 and 2024, which report appears in this Offering Statement.

/s/ Tang Qian & Associates

Tang Qian & Associates, PLLC
Flower Mound, Texas
January 14, 2026